Exhibit 99.1

Cesca Therapeutics Inc.

Fiscal 2017 Second Quarter Financial Results Conference Call

Monday, February 13, 2017

CORPORATE PARTICIPANTS

Dr. Chris Xu, Chairman & Interim CEO

Mr. Mike Bruch, Chief Financial Officer

Dr. Dalip Sethi, Director, Clinical Research

PRESENTATION

Operator

Good day everyone and welcome to the Cesca Therapeutics Second Quarter Fiscal Year 2017 Financial Results Conference Call and Webcast. Please refer to the press release about the conference call on the company’s website, cescatherapeutics.com, for further detail. The company has asked that I read the following statement.

Management will make comments today that contain forward-looking statements. Forward-looking statements are any statements that are made and not historical facts. These forward-looking statements are based on current expectations of the management team and there could be no assurance that such expectations will come to fruition. Because forward-looking statements involve risks and uncertainties, Cesca’s actual results could differ materially from management’s current expectations.

Please refer to the press release, the company’s Forms 10-K, 10-Q and other periodic SEC filings for information about factors that could cause different outcomes. The information presented today is time sensitive and is accurate only at this time. If any portion of this call is being rebroadcast, retransmitted, or redistributed at a later date, Cesca will not be reviewing nor updating this material.

As a reminder, all participants will be in a listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. If you would like to ask a question, please press”*” then “1” on a touchtone phone. If you wish to withdraw your question, please press “*” then “2” to remove yourself from the list. If you should need assistance during the conference call, please signal an operator by pressing “*” then “0.” For your information this conference call is being recorded.

I would now like to turn the call over to Mr. Chris Xu, Interim Chief Executive Officer of Cesca Therapeutics. Please proceed, Mr. Xu.

Chris Xu

Thank you, operator, and good afternoon, everybody. I am Chris Xu, the Interim CEO of Cesca Therapeutics. Today, I have with me Mike Bruch, our Chief Financial Officer and Dr. Dalip Sethi, our Director of Research & Development. We thank you for joining us for our fiscal 2017 second quarter earnings and investor update call.

Today, we are going to carry out our discussion in three sections. First, I will share with you our ongoing activities and strategies to create a global leadership position in the automated cellular processing field, which we believe is one of the critical components for all future cell-based therapeutics.

Second, I will update you with our activities and the strategies with our own clinical development program.

And third, we will update you with our finance and operating outcome for the second quarter of fiscal 2017. Our Chief Financial Officer, Mike will give you an update on our overall financial situation.

Now, and turning to our ongoing activities and strategies with the company.

In the second quarter of fiscal 2017, the company had a major change of the board and senior management team. So recently, we are very glad that Dr. Jeff Thomis has joined our board. Dr. Thomis has spent 15 years at Quintiles including as President of European Clinical Development Service and also as a chairman of the American Management Board. Dr. Thomis brought in a wealth of pharma and clinical research experience at board level. In his early career he spent 20 years with Bristol-Myers Squibb playing a major part in the development of various cardiovascular and infectious disease products. With his addition now the board has a balanced mix on science and technology, finance, legal and global operations. These changes are made to position the company for strong growth in the coming future.

Cesca Therapeutics has two key product lines at this moment. One is our device product line for cellular processing and the second is our clinical research and development product line. As I mentioned in our previous quarterly earnings call, the first short-term goal of the company is to expand our leadership in automated cellular processing for autologous cells.

Cesca has long been known for its automated product lines for the stem cell industry, especially around automated cord blood processing and storage. Many of the global renowned players in the cord blood industry are currently using Cesca's AXP or AutoXpress Platform, which is an automated cell processing technology. The activity and strategies to grow our device product line resides in three key areas. Number one is to increase our revenue for the cord blood device and consumable sales. We are glad to see an increase of revenue in our second quarter as compared to the first quarter. We are actively developing AXP II which is a new generation of device for cord blood processing. Number two area is to accelerate marketing of our point-of-care device for the field. Our MXP product has been registered with FDA for point-of-care use for processing clinical samples. The MXP device is capable of isolating bone marrow-derived stem cells in a real time setting in the operating room within 60 to 90 minutes. This is essential for many autologous stem cell applications. We believe our point-of-care device is very uniquely positioned and we want to expand the market application for its use. Number three is to launch a new device and automation technology for the very fast growing immune-oncology application, especially for automating cell processing for our CAR-T therapeutics for cancer treatment. Our patented AutoXpress® technology platform is very well suited for this. Not only so, our BioArchive®, which is the only automated system used in an approved BLA in the market, is used for cryopreservation of cord blood concentrates and clinical samples. The technology is also very suitable for cryostorage of high-value CAR-T cellular products. We believe cell-based therapies will be one of the critical components of future medicine. We want to position the company to become the leader in the field by providing cutting edge automation for bio-banking, for point-of-care applications and for immune-oncology applications.

In line with the company strategy, we have recently filed new provisional patents to strengthen our intellectual property position. Maintaining and developing a strong IT portfolio is key to our long-term success. We are also actively developing new automation technologies for immuno-oncology application. Immuno-oncology application such as CAR-T therapeutics has brought significant advantage for cancer treatment. Yet one of the critical limitations is the lack of automation for immuno-cell processing. Our modified AutoXpress platform is very well suited for this function. We welcome other companies in the immuno-oncology field to jointly co-develop the new technologies with us to advance automation for the CAR-T therapeutics, so that better and safer products can be developed for the patients.

Now turning to the second major part of the company’s business, our clinical program. Critical Limb Ischemia, or CLI, is currently our leading clinical program for autologous cell-based therapy. This clinical program uses a derivative of our proprietary AutoXpress technology for the treatment of patients with late-stage no option Critical Limb Ischemia. In December of 2016, the company received approval from the US Food and Drug Administration, or FDA, for the company’s amended pivotal study protocol for treatment of CLI. The amended CLI clinical trial is designed to demonstrate the safety and efficacy the company’s point-of-care SurgWerks/VXP system for the treatment of CLI patients with limited or no treatment options. The changes approved by the FDA are intended to increase patient enrollment by expanding the patient pool from Rutherford Category V patient only, to also include Rutherford Category IV patient or patients with a less severe form of the disease. In addition, the study population has also been expanded to include patients who are poor candidates for either surgery or endovascular therapies, as opposed to only those patients with no viable treatment option in early study. Finally, the FDA accepted the change of the control arm from a placebo, which was both invasive and carries measurable safety risks, to a much lesser risky sham procedure. The sample size of the CLI trail was also increased from 224 to 362 patients.

With the FDA approval of our amended phase III clinical trial protocol of CLI, the company is actively looking for an external strategic partner to move forward with the CLI clinical trial program.

In addition to the CLI program, last year we have also published our clinical results using autologous stem cell for the treatment of non-union fracture and acute myocardial infarction. We will further explore options to further develop these clinical programs in the orthopedic and cardiovascular area.

So with that, I would like to turn the call over to Mike to go through our quarterly financial results. Mike.

Mike Bruch

Thank you, Chris. As Chris mentioned, there were some big changes in the management team this quarter, but even with all the changes, the company did not miss a beat from an operational standpoint, and turned in some pretty good results. I will have more on that later.

Net revenues for the three months ended December 31st, 2016 were $4 million compared to $3.3 million for the three months ended December 31st, 2015, an increase of $700,000 or 22%. The increase is primarily a result of increased shipments for a stocking order of AXP disposables to a single end user customer. We do not expect that customer to repeat this level of purchasing in the third quarter.

Gross profit was $1.6 million or 39% of net revenues for the three months ended December 31, 2016 compared to $1 million or 31% for the corresponding fiscal 2016 period. Our gross profit margin increased primarily due to higher average sales prices on our mix of products sold. Additionally, there was an increase to our inventory reserves during the quarter-ended December 31st, 2015, which negatively impacted that quarter's margin.

Operating expenses were $5.1 million for the three months ended December 31, 2016 compared to $3 million for the three months ended December 31, 2015 an increase of $2.1 million or 71%. The increase was primarily due to the termination of our former Chief Executive Officer in November and legal fees associated with the SynGen litigation, partially offset by lower personnel costs.

Net loss was $3.4 million for the three months ended December 31st, 2016, compared to $600,000 for the corresponding fiscal 2016 period or an increase of $2.8 million. The increase in net loss was primarily due to the termination of our former CEO and the legal fees associated with SynGen litigation, partially offset by improved gross profit margin as already described. Additionally, there was a benefit from fair value changes of derivative instruments in the prior year quarter.

It's interesting to note that our results for the quarter ended December 31st, 2016, including non-recurring charge of $1.9 million associated with the termination of our former CEO. If you exclude these expenses from our quarterly results, our operating expenses for the quarter ended December 31st, 2016 would have been $3.2 million which is basically flat with prior year’s operating expenses of $3 million and our current year loss from operations would have been $1.7 million, compared to $1.2 million for the prior year. All-in-all, these results are very promising.

In addition to the results reported in accordance with US GAAP, Cesca also uses a non-GAAP measure, adjusted EBITDA to evaluate operating performance and to facilitate comparison of historical results and trends. The adjusted EBITDA loss was $2.6 million for the three months ended December 31st, 2016, compared to $1.7 million for the three months ended December 31st, 2015.

The adjusted EBITDA loss increased primarily due to the severance and other related costs associated with terminating our former CEO and the legal fees associated with the SynGen litigation, again partially offset by improved gross profit margin as already described.

At December 31st, 2016, the company had cash and cash equivalents of $4.9 million and working capital of $5.5 million. This compares to cash and cash equivalents of $5.8 million and working capital of $7.3 million at June 30, 2016.

And with that, I’d like to turn the call back over to Chris.

Chris Xu

Thank you, Mike. The financial results are encouraging. With that, I would like to open the call up for questions. Operator…

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your touchtone phone, if you are using a speakerphone, please pickup your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press “*” then “2.” At this time, we will pause momentarily to assemble our roster.

And our first question today is Arnold Baker, Private Investor. Please go ahead.

Arnold Baker

Thank you operator. I just have one question here. How applicable is your automated processing device for immuno-oncology applications?

Chris Xu

So the question is how applicable is your immuno-oncology applications? So immuno-oncology has become a very hot area and there was a good reason. The early studies show very promising results. However, the technology to isolate T-cells, which is a critical component for current immuno-oncology, especially for CAR-T, is still based on an old manual technology that hasn’t changed for almost 30 years. So the traditional FICOLL [ph] process is not only lengthy it has lots of downstream effect because using lots of step in-between opened the products for potential contaminations and variability of processing.

So luckily that AutoXpress platform, the platforms that we have long been developed for automating cord blood processing is also useable for the immuno-oncology application, especially for the T-cell processing. So we are very actively developing new application to streamline the processing which not only cut down steps, but also reduce potential contamination and enhance recovery. So the product line again is in development and certainly will welcome not only ourselves, but also welcome additional players in the field to co-develop this application for the patients.

Arnold Baker

Great. Thank you very much.

Operator

Again, if you would like to ask a question, please press “*” then “1.” And just once again, if you would like to ask a question, please press “*” then “1.” We do have a question from Joseph Burke, a Private Investor. Please go ahead.

Joseph Burke

Yes, what types of indication will you target with the point-of-care cell processing device?

Chris Xu

Okay, this is also a critical area for automation. So point-of-care use of autologous stem cell is where we see has become a trend. Our device, namely the MarrowXpress system, the MXP system, really is currently the only device in the market that enables a physician to do that in operating room in a real-time setting, to isolate stem cell which concentrate from the bone marrow within a limited time which is typically 60 to 120 minutes or sometimes even shorter, 60 to 90 minutes. The application of this can be in various different areas. Cesca itself is developing CLI which is the critical limb ischemia application for using this device in this platform. Also we are developing AMI which is acute myocardial infraction for the same reason.

However, the application of this point-of-care device can be much broader than that two which we mentioned. There are different application for different specialties, so we are launching the MXP really as a generic form which has been approved by FDA for use in the clinical setting in different…for different possibilities. So again, as I mentioned that the company itself is developing the key indication in cardiovascular area, in orthopedic, but also certainly this device has much broader applications.

Joseph Burke

Okay, thank you.

Chris Xu

Thank you.

Operator

Once again, if you would like to ask a question, please press “*” then “1.” We have no further questions. So this will conclude our question and answer session. I would like to turn the conference back over to Mr. Chris Xu for any closing remarks.

CONCLUSION

Chris Xu

Thank you everybody for participating in our second quarter earnings call. And thank you all for really watching for the company, I welcome you all coming back again and to join our next quarterly earnings call. Thank you.

Operator

The conference has now concluded. Thank you all for attending today's presentation. You may now disconnect your lines.